                      INTERNATIONAL MERCANTILE CORPORATION

                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                   UNAUDITED
                      BALANCE SHEET AS OF OCTOBER 31, 1999
           STATEMENTS OF OPERATIONS, CHANGES IN STOCKHOLDERS' EQUITY
            AND CASH FLOWS FOR THE PERIOD SEPTEMBER 2, 1999 (DATE OF
                      INCEPTION) THROUGH OCTOBER 31, 1999

                     INTERNATIONAL MERCANTILE CORPORATION
                     (A COMPANY IN THE DEVELOPMENT STAGE)
                              TABLE OF CONTENTS
                               OCTOBER 31,1999

                                                                      PAGE
        Accountants' Compilation Report                                 1
        Balance Sheet                                                   2
        Statement of Operations                                         3
        Statement of Changes in Stockholders' Equity                    4
        Statement of Cash Flows                                         5
        Notes to the Financial Statements                              6-13

                          [CARUSO & CARUSO LETTERHEAD]

To the Board of Directors and Stockholders
International Mercantile Corporation, a Missouri corporation
Baltimore, Maryland

We have compiled the accompanying balance sheet of International Mercantile Corporation (a company in the development stage) as of October 31, 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for the period September 2, 1999 (Date of Inception) through October 31, 1999 in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All the information included in these financial statements is the representation of the management of International Mercantile Corporation.

A compilation is limited to presenting in the form of financial statements, information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.





/s/ CARUSO & CARUSO, CPA's, P.A.
Caruso & Caruso, CPAs', P.A.

Boca Raton, Florida
December 1, 1999

                      INTERNATIONAL MERCANTILE CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
                                   UNAUDITED

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

International Mercantile Corporation (The Company) is a profit corporation organized under the laws of the State of Missouri on March 10, 1971 as International Mercantile Corporation (IMTL). On July 31, 1999, the Company liquidated its' holdings in its' subsidiary, University Mortgage, Inc., which represented the Company's operations, through a dividend of University Mortgage, Inc. stock to the existing shareholders of the Company. The result of this action left an OTC Bulletin Board publicly traded company with no substantial assets or liabilities. On September 6,1999, the Company merged with Micromatix.com, Inc. (the predecessor company), a newly formed Delaware corporation which maintained an internet based personal computer manufacturing business that sells build-to-order unbranded or "white box" PC systems and PC related hardware throughout the United States to value added retailers and other marketers of micro computer systems. Shareholders of the predecessor company received 2,500 shares of the Company's stock for each share of the predecessor company; a total of 2,500,000 shares issued, in exchange for 100% of the outstanding stock of the predecessor company. The merger is being accounted for as a capital transaction with no recognition of goodwill or other intangible assets. Subsequent to the merger, the owners of the predecessor company assumed the management of the Company and owned approximately 26.92% of the outstanding stock of the Company representing 48.32% of the voting rights. Since this transaction is, in substance, a recapitalization of Micromatix.com, Inc. (the predecessor company) and not a business combination, pro forma information is not presented. Accordingly, the historical data contained in the financial statements is that of the predecessor company.

DEVELOPMENT STAGE

The Company's principal operations, comprised of sales of build-to-order unbranded or "white box" PC systems and PC related hardware are in a start up phase as of October 31, 1999. Although some sales, manufacturing and distribution of personal computers and related PC hardware has commenced as of the date of these financial statements, there has been no significant revenue generated therefrom. Substantially all the efforts of the Company have been focused on capitalization of the Company, the establishment of its' website, internal infrastructure, production lines and development of a marketing team. Accordingly, the Company is in the Development Stage.


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
                      INTERNATIONAL MERCANTILE CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
                                   UNAUDITED

REVENUE RECOGNITION

Revenues are derived primarily from sales of build-to-order personal computers and related PC hardware via the Company's business to business e:commerce. Revenues related to these sales are recognized when a computer product is shipped and invoiced.

INVENTORY

Inventory consists of parts, work in process and finished products and is valued at the lower of actual cost or market. The Company maintains a perpetual inventory system and determines quantities by the average cost method.

ADVERTISING EXPENSE

The Company recognizes advertising expenses in accordance with Statement of Position ("SOP") 93-7 "Reporting on Advertising Costs." As such, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the cost of communicating advertising in the period in which the advertising space or airtime is used.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets which range from three to five years. Costs for routine repairs and maintenance are expensed as incurred and gains and losses on the disposal of assets are recognized in the period such disposals occur.

SOFTWARE DEVELOPMENT COSTS

Internal and external costs incurred to develop internal-use software are capitalized during the application development stage and will be amortized over three years once operations begin.

INTANGIBLE ASSETS

Costs incurred to organize the Company are capitalized and reported on the balance sheet as other assets. The costs will be amortized over a period of 5 years using the straight line method.


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
                      INTERNATIONAL MERCANTILE CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
                                   UNAUDITED


INCOME TAXES

The Company files its tax return with the Internal Revenue Service as a C Corporation. Deferred income taxes are recognized by applying statutory tax rates to future years differences between the tax bases and financial reporting amounts of assets and liabilities. Due to the fact that the Company is in the development stage, no defined tax asset/valuation allowance has been recognized for the losses incurred to date, as it is not determinable that the Company will realize any tax benefit from such losses. Loss carryforwards, if any, expire fifteen years following the tax year end in which they occur.

USE OF ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting period. Actual results could vary from these estimates and assumptions.

CONCENTRATIONS OF RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents in bank deposit accounts, the balances of which, at times, may exceed federally insured limits. Additionally, the Company assumes that computer chip and memory availability will remain constant. This assumption subjects the Company to concentrations of risk should the availability of these items become uncertain in the future.

EARNINGS PER SHARE

As per Financial Accounting Standards Board Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings Per Share, standards for computing and presenting earnings per share (EPS) applies to publicly held common stock or potential common stock. It requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.


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
                      INTERNATIONAL MERCANTILE CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
                                  UNAUDITED

EARNINGS PER SHARE cont'd

In computing EPS as a result of the reverse acquisition, the number of shares outstanding for the period from September 2, 1999 until the date of the reverse acquisition, September 6, 1999, is the number of shares issued by the Company to the shareholders of the predecessor company. For the period September 6, 1999 to October 31, 1999 the number of shares considered to be outstanding is computed as actual number of shares of the Company outstanding during that period. The average number of shares outstanding for the full period being reported upon has been computed by averaging these two amounts. Other appropriate adjustments have been made to deal with changes in numbers of shares issued during the period. Diluted EPS were not computed as the Company's capital structure is not complex, having no dilutive instruments outstanding as of the date of the financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not anticipate the impact of this pronouncement will be material.

2. RELATED PARTY TRANSACTIONS

The Company's financing during its development stage has been provided by non-interest bearing loans and capital contributions to the Company by its shareholders. At October 31, 1999 the Company had liabilities to a major shareholder of $150,000 in the form of an unsecured note payable bearing interest at 8% per annum. The note calls for six annual principle installments of $25,000 plus accrued interest. The note was issued for the purchase of machinery, office equipment and furniture from the shareholder. Accrued interest through October 31, 1999 was $1,775. In addition, shareholders' contribution amounts totaling $381,698 as of October 31, 1999 are recorded as par value class A and class B common stock and as additional paid in capital.

3. COMMITMENTS

The Company leases its corporate offices and manufacturing facilities in Baltimore, Maryland under a six year lease agreement, which began on October 1, 1999. The lease encompasses commercial facilities of approximately 40,000 square feet. Rent for the first year is $14,274 per month plus applicable sales tax, utilities, maintenance and property tax reimbursement and will increase approximately 5% in each of the succeeding five years.



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
                      INTERNATIONAL MERCANTILE CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
                                   UNAUDITED



COMMITMENTS CONT'D

Future minimum requirements are:

        FYE 7/31/00            $128,468
        FYE 7/31/01             179,307
        FYE 7/31/02             186,456
        FYE 7/31/03             187,040
        FYE 7/31/04             195,061
        Thereafter              212,142
                                -------
                             $1,088,474
                             ==========

On October 15, 1999 the Company entered into a three year irrevocable investment agreement with an unrelated third party (Private Equity Company) for a private equity line of common stock totaling an aggregate $5 million. The agreement calls for the Company to put up to $1 million of common stock to the Private Equity Company at a purchase price equal to 91% of the Company's per share "Market Price." Market price is defined as the lowest closing bid of the Company's common stock during the 20 business days following each "Put Date." Although the Company, at its option, may select a floor price, each "Put Date" has the following conditions:

a) The Company's common stock shall be trading on the New York Stock Exchange, American Stock Exchange, or NASDAQ Market System (including NASDAQ small cap or Bulletin board Systems).

b) Five business days shall have passed since the Pricing Period End Date of the prior Put.

c) The Company shall have given the Private Equity Company a minimum of 10 business days notice prior to each Put.

d) A Registration Statement is effective for the resale of the common stock issued pursuant to each Put.

e) The Company shall file a Registration Statement within 45 days of closing for the resale of the common stock purchased under the Equity Line.

As compensation to enter into this agreement, the Private Equity Company received a warrant to purchase 150,000 shares of the Company's common stock (the Commitment Warrants). Of the Commitment Warrants received, 50,000 shares shall be exercisable upon the execution of all "Closing Documents" and 50,000 shares shall be exercisable the




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
                      INTERNATIONAL MERCANTILE CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
                                   UNAUDITED

COMMITMENTS CONT'D

sooner of 6 months from the date of the agreement or upon registration effectiveness. The Commitment Warrants' exercise price shall equal the lesser of the lowest closing bid price for the 5 days prior to the Company's execution of the agreement or the lowest closing bid price for 5 days prior to the date of execution of all Closing Documents. The Private Equity Company shall also receive an amount of Warrants equal to 10% of the number of shares purchased under each Put, exercisable at a price equal to 110% of the market price of each Put. The agreement further calls for a $25,000 due diligence fee and a $100,000 non usage fee (less 10% of the dollar amount Put during the 6 month period) in the event the Company fails to Put $1 million of common stock each 6 month period during the agreement's 3 year term.

On October 15, 1999 the Company entered into a $1 million private placement agreement with an unrelated third party. The placement will be sold on a best efforts basis to qualified institutional investors. The placement fee is a dollar amount equal to 8% of the aggregate purchase price of securities placed plus an expense re-allowance equal to 2% of the aggregate purchase price of the securities placed. In addition, a warrant to purchase a number of shares of common stock equal to 10% of the amount placed divided by the 5 day average closing bid price prior to closing, exercisable at an exercise price equal to the 5 day average closing bid price prior to closing. There is no guarantee that any sales of securities under this agreement will, in fact, occur.

4. OFFICERS' COMPENSATION

Prior to the reverse acquisition, the Company's day to day activities were managed by certain officer/shareholders, who contributed their time on the Company's behalf without compensation in either cash or stock. No value for these services has been determined or recorded on the accompanying financial statements. The Company currently employs these two individuals and fourteen other employees at their administrative and operating facilities in Baltimore, Maryland.


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
                      INTERNATIONAL MERCANTILE CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
                                  UNAUDITED

5. FIXED ASSETS

Fixed assets for the Company consisted of the following at October 31, 1999:

                                                           Accumulated
                                         Fixed Asset      Depreciation       Balance
                                         -----------      ------------       -------
        Website Development                $ 3,018          $       50     $   2,968
        Furniture & Fixtures                32,000                 381        31,619
        Manufacturing/Warehouse Equip       33,000                 393        32,607
        Computer Hardware                   54,305                 905        53,400
        Transportation Equip                 7,000                 117         6,883
        Office Equipment                    28,000                 467        27,533
        Software Systems                    32,921                 548        32,373
                                            ------                 ---        ------
                                          $190,244          $    2,861      $187,383
                                          ========            ========       =======


6. EMPLOYEE STOCK OPTION PLAN

The Company has an unqualified employee stock option plan. The terms of such options are contracted between each eligible employee and the Company on a case by case basis. As of the date of these financial statements, 7 such plans are either active, pending the start of employment or under negotiation; none are vested.

7. CONTINGENCIES

The Company's management has confirmed that as of the date of the financial statements the Company is not involved in any lawsuits nor is there any pending litigation.

An unwind provision exists as part of the merger agreement, whereby the merger agreement could be rendered void. Management, however, believes that the provision will not be exercised as all other provisions of the merger agreement have been fulfilled.

8. YEAR 2000

Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000 and to comply with the "Year 2000" requirements. The Company has reviewed its' internal programs and has determined that there are no significant Year 2000 issues within the Company's systems or services. The Company has completed modifications to its internal systems to attempt to ensure Year 2000 compliance. The costs of these modifications was not material and involved a



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
                      INTERNATIONAL MERCANTILE CORPORATION
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                         NOTES TO FINANCIAL STATEMENTS
                                   UNAUDITED


YEAR 2000, CONT'D

reallocation of internal resources rather than incremental expenditures. In addition, the Company utilizes third party hardware, software and services that may not be Year 2000 compliant. Although the Company believes that its' software and the hardware and software provided by third parties is Year 2000 compliant, the Company may be wrong. If the Company is wrong, it could face unexpected expenses to resolve any related issues and any unexpected interruptions could be harmful to its business.

9. SUBSEQUENT EVENTS

Subsequent to October 31, 1999 and through the date of the Accountants' Compilation Report, the Company sold to unrelated private investors 698,495 shares of Class A Common stock for a total of $196,000.

On November 1, 1999 the Company entered into four month consulting agreements with two individuals for securities consulting and corporate investment banking services. Monthly compensation for each of these individuals is to be at the Company's option, either in the form of a total of 25,000 shares of Class A common stock or $8,000. On November 3, 1999 each individual was issued 25,000 shares of Class A common stock of the Company as their first month's compensation.

On November 15, 1999 the Company entered into a capital lease transaction with an unrelated third party for the purpose of financing the Company's operational and accounting software systems. The lease is for a term of three years including monthly payments of $1,235 plus applicable sales tax and concludes with a $1 buy out option at the end of the lease term.

On November 23, 1999 the Company entered into an agreement to manufacture 3,000 whitebox computer units per month beginning December of 1999 with a national satellite distributed program network marketing group. The agreement is open ended and has no minimum purchase requirements.

On November 23, 1999, a director/shareholder contributed $425,000 as additional paid in capital to fund operations.



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